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Exhibit 23.3

Independent Auditors' Consent

The Board of Directors

AeroTurbine, Inc.:

        We consent to the inclusion in the registration statement on Form F-1 of AerCap Holdings N.V. of our report dated July 24, 2006, with respect to the combined balance sheet of AeroTurbine, Inc. and Affiliate (the Company) as of December 31, 2005, and the related combined statements of operations, shareholders' equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        As discussed in note 13 to the combined financial statements, on April 26, 2006, the Company was acquired by AerCap, Inc.

/s/ KPMG LLP

July 10, 2007

Miami, Florida

Certified Public Accountants

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Independent Auditors' Consent